                                                                    Exhibit 99.1

           FLAG TELECOM HOLDINGS LIMITED ANNOUNCES 4Q AND FY99 RESULTS

   CUMULATIVE SALES EXCEED $1.5 BILLION; 1999 ADJUSTED EBITDA INCREASES 86% TO
                                  $128 MILLION

Hamilton, Bermuda - March 3, 2000 - FLAG Telecom (Nasdaq: FTHL; LSE: FTL) today announced its results for the fourth quarter and full year 1999. Highlights of the year included the following:

o  Cumulative sales on the FLAG Telecom network exceed $1.5 billion.

o  Adjusted EBITDA increased 86% to $128 million.

o  Sales commitments for over 50% of FLAG Atlantic-1 system capacity.

o  First site-to-site wholesale services activated.

o  Completion of additional landings in Saudi Arabia and Jordan.

o  FLAG Atlantic Limited obtained a $600 million bank facility.

Andres Bande, Chairman and CEO, FLAG Telecom, said: "Following the recent IPO of the company, we have completed the transition into a public company and are now set to accelerate the development of our network in furtherance of our objective of being the leading carriers' carrier providing an innovative range of products and services over our owned global network. Demand for capacity was strong in 1999 as evidenced by repeat purchases from incumbent carriers and new commitments from emerging carriers and Internet service providers. Generally sales were at higher bandwidth units than in 1998 reflecting continued growth in the Internet and broadband applications."

"We are very pleased with our overall performance for 1999", said Ed McCormack, COO and CFO, FLAG Telecom. "The fourth quarter results were as expected and the full year results were ahead of our plan. Adjusted EBITDA was up 86% to $128 million for 1999 compared to $69 million in 1998. Gross revenues for 1999 were $162 million compared to $208 million in 1998. Reported revenue trends reflected the requirement to defer some revenues to subsequent periods for accounting purposes as a result of recent changes in revenue recognition policies and the inclusion of non-cash items in 1998 reported revenues," he added.

Due to the coming into effect of a new accounting standard for the second half of 1999, certain sales of capacity may no longer be recognized as current revenue because they do not satisfy the requirements for sales-type lease accounting. Instead, revenues from these sales will be deferred and amortized over the term of the contract. The result was a deferral of $26.0 million of revenue in 1999. This deferral in revenue recognition had no impact on cash flow.

As a result of extending our range of products and services, the Company expects the greater part of future sales will be under contracts the terms of which will preclude the application of sales-type lease accounting. Accordingly, during the first quarter of 2000, the Company intends to depreciate the costs of the network over its remaining useful life and intends to recognize revenues over the relevant term of the agreements. To the extent that contracts in the future satisfy the requirements for sales-type lease accounting, we expect to recognize revenues without deferral.

The interpretation and application of this accounting practice are still evolving in the industry and a number of matters have been referred to the accounting standard setting boards. We expect further clarification over the next few months, however, the Company notes that any changes of accounting treatment for capacity sales and network costs will not impact cash flows or Adjusted EBITDA.

FLAG Telecom owns and operates the FLAG (Fiberoptic Link Around the Globe) Europe-Asia cable system, stretching 28,000 km from the UK to Japan, and provides an innovative range of products and services to the international carrier community and Internet Service Providers.

The FLAG Europe-Asia cable, with 16 operational landing points in 13 countries, directly connects landings in Japan (2) and the UK, via the Atlantic Ocean, Mediterranean Sea, Red Sea, Indian Ocean, the South China Sea, and the Pacific Ocean. The cable is the longest private cable system ever built and provides high-capacity digital services to international carriers, resellers, and ISPs.

The FLAG Europe-Asia cable, along what is considered the most difficult route of any cable system in the world, took 27 months and required approximately 4,000 permits to install. It spans many of the world's fastest growing economies and offers direct connectivity to over 75 percent of the world's population. Privately financed at a cost of $1.6bn, the cable is designed to meet the growing demand for international communications services, providing carriers with a world-class broadband superhighway. Currently the company has over 90 telecommunications operators as customers, including most of the world's top carriers.

FLAG Atlantic-1, the company's latest venture now under construction, is designed to be the world's first terabit/s transoceanic dual cable system offering fully protected services between Paris, London and New York. The system will be a triple-ring, dual cable system, connecting the East Coast of the United States, with nodes in the heart of New York to two landings in Europe - one in Brittany, France and the other in Cornwall, UK, with city nodes in Paris and London. Customers will be able to add traffic either at the shore landing stations or the city nodes. The planned three self-healing rings are designed to provide secure end to end circuits to most of the major world business centres. FA-1 will connect to the FLAG Europe-Asia cable system in Cornwall, UK.

The single FLAG network operations centre (FNOC) is located in the central time zone of the Europe-Asia route, at Fujairah in the United Arab Emirates. The FNOC manages all maintenance activity, performance monitoring and activates capacity on demand. With the addition of FLAG Atlantic-1, which will be built and operated as a 50:50 joint venture with GTS, the network is expected to extend to over 42,500 route kilometers, enough to encircle the globe.

                               www.flagtelecom.com

Attachment: 1999 Results

For further information about FLAG Telecom, please contact:
Jane Windsor                                Larry Bautista
FLAG Telecom                                FLAG Telecom
Tel:     +44 171 317 0811                   Tel: +1 212 319 2995
Fax:     +44 171 317 0808                   Fax:
M:       +44 777 55 23 156                  M:
Jwindsor@flagtelecom.com                    lbautista@flagtelecom.com
------------------------                    -------------------------

Statements contained in this Press Release which are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the Company's ability to achieve revenues from products and services that are in the early stages of development or operation, the Company's completion of FLAG Atlantic-1 within budget and on time, the Company's ability to deploy sophisticated technologies on a global basis, the Company's ability to upgrade and expand its network and respond to customer demands and industry changes, regulatory enactments and changes, competition and pricing pressure, rapid technological change, adverse foreign economic or political events and other factors that are discussed in the Company's Registration Statement on Form F-1 filed with the Securities and Exchange Commission.

1999 ANNUAL CONSOLIDATED RESULTS

The following table shows the significant income statement amounts, in thousands for (1) FLAG Telecom Holdings Limited for the year ended December 31, 1999, being a combination of the results of FLAG Limited for the period from January 1, 1999 to February 26, 1999 and the results of FLAG Telecom for the period from incorporation to December 31, 1999, and (2) FLAG Limited for the year ended December 31, 1998. The results of FLAG Telecom Holdings Limited have been adjusted to eliminate minority interests in order to enable a better comparison with the results for the year ended December 31, 1998. These adjustments will not be reflected in our future financial statements:

                                                   Year ended       Year ended
                                                 Dec 31, 1999     Dec 31, 1998
REVENUE:

Capacity Sales                                        120,157          182,935

Standby Maintenance and                                42,285           25,313
                                                     --------         --------
Restoration Revenues

TOTAL REVENUE                                         162,442          208,248

SALES & OTHER OPERATING COSTS:

Cost of Capacity Sold                                  49,643          101,288

Operations & Maintenance                               31,315           37,931

Sales & Marketing                                      11,733           10,680

General and Administrative                             25,771           21,674

Depreciation                                           11,366              844
                                                     --------         --------

                                                      129,828          172,417

OPERATING INCOME                                       32,614           35,831

Income from Affiliates                                    361

Interest Expense                                       54,820           61,128

Interest Income                                         9,013           14,875
                                                     --------         --------

LOSS BEFORE INCOME TAXES                              (12,832)         (10,422)

Provision for Taxes                                     1,720            1,260
                                                     --------         --------

NET LOSS                                              (14,552)         (11,682)


Net Loss per share attributable
To common shareholders                                  (0.22)           (0.17)

Adjusted EBITDA*                                      128,112           68,720

Adjusted EBITDA margin**                                   68%              49%

* Operating income plus cost of capacity sold, depreciation and amortization, non-cash stock compensation and change in deferred revenue.
** Adjusted EBITDA divided by the sum of total revenue and change in deferred revenue.

FOURTH QUARTER REPORTED CONSOLIDATED RESULTS

The following table summarizes the results as reported for the three months ended December 31, 1999 and 1998 for FLAG Telecom Holdings Limited and FLAG Limited, respectively, (numbers in $' 000, except per share amounts):

                                                  Quarter ended   Quarter ended
                                                   Dec 31, 1999    Dec 31, 1998
REVENUE:

Capacity Sales, Net of Discounts                       $  5,380        $ 45,916

Standby Maintenance and                                   9,067           6,737
                                                       --------        --------
Restoration Revenues

                                                         14,447          52,653

SALES & OTHER OPERATING COSTS:

Cost of Capacity Sold                                    (2,450)         29,412

Operations & Maintenance                                  8,782           9,174

Sales & Marketing                                         3,011           2,388

General and Administrative                               10,113           3,915

Depreciation                                              5,913             314
                                                       --------        --------

                                                         25,369          45,203

OPERATING INCOME (LOSS)                                 (10,922)          7,450

Income from Affiliates                                      361

Interest Expense                                         13,798          14,231

Interest Income                                           2,264           3,154
                                                       --------        --------

LOSS BEFORE MINORITY INTEREST AND                       (22,095)         (3,627)
INCOME TAXES

MINORITY INTEREST                                        (5,745)           --
                                                       --------        --------

LOSS BEFORE INCOME TAXES                                (16,350)         (3,627)

PROVISIONS FOR INCOME TAXES                                 451            (229)
                                                                       --------

NET LOSS                                                (16,801)         (3,398)
                                                       --------        --------

Net loss per share attributed to                       $  (0.24)       $  (0.03)
common shareholders